Exhibit 99.1

                         ALLMERICA FINANCIAL CORPORATION
                ANNOUNCES ESTIMATED LOSSES FROM HURRICANE KATRINA

WORCESTER, Mass., October 18, 2005 - Allmerica Financial Corporation (NYSE: AFC) announced today that its estimated after-tax loss from Hurricane Katrina will be approximately $140 million, or $2.62 per share. The after-tax loss of $140 million is net of reinsurance and includes the cost of reinsurance reinstatement premiums, loss adjustment expense, as well as an estimate for the Louisiana Citizens Fair Plan assessment.

Allmerica estimates its gross direct loss and loss adjustment expense from Hurricane Katrina to be $485 million, with approximately two-thirds of the losses sustained in its commercial lines business and one-third attributed to its personal lines business.

Allmerica's loss estimate for Hurricane Katrina was developed using an analysis of the claims reported to date and estimated values of properties in the affected areas. Wind-speed data, flood maps and information provided by on-the-ground staff and independent adjusters were used to project anticipated claims and damage projections. Anticipated costs for demand surge were also included in the estimate. However, estimating losses following a major catastrophe is an inherently uncertain process, which is made more difficult by the unprecedented nature of this event. Factors that add to the complexity in this event include the legal and regulatory uncertainty, difficulty in accessing portions of the affected areas, the complexity of factors contributing to the losses, delays in claim reporting, the exacerbating circumstances of Hurricane Rita and a slower pace of recovery resulting from the extent of damage sustained in the affected areas. As a result, there can be no assurance that the company's ultimate costs associated with this event will not be substantially different from these estimates.

"The damage and devastation caused by Hurricane Katrina has placed unprecedented demands on our industry and our company," said Fred Eppinger, President and Chief Executive Officer of Allmerica Financial Corporation. " At Hanover, our people have worked tirelessly in response, taking reports, assessing and settling claims, and at times, just listening and providing comfort. They are committed to do what it takes to serve our agents and their customers."

Allmerica's third quarter results also will be impacted by Hurricane Rita. The company estimates its losses from Hurricane Rita to be approximately $30 million on a pre-tax basis and $19.5 million after taxes, or $0.37 per share.

Eligible losses resulting from Hurricanes Katrina and Rita, together with other catastrophe losses incurred to date, puts the company's eligible catastrophe losses at the maximum retention level such that losses from other catastrophic events occurring in 2005 will be subject to its aggregate reinsurance program. Under this program, the company is protected against multiple catastrophes within a calendar year. The treaty provides $50 million of reinsurance coverage in excess of cumulative losses in the year of approximately $80 million. For purposes of the $80 million retention, individual events are capped at $30 million. The company retains 10% of the risk on the $50 million coverage.

With the payment of the reinstatement premium, the company will also continue to maintain a property catastrophe occurrence treaty which serves to protect the company from other significant aggregate losses arising in 2005 from a single event, as in Hurricane Katrina. The catastrophe occurrence treaty provides $365 million of reinsurance coverage in excess of $45 million of losses. The company retains approximately 15% of the risk on the $365 million coverage.

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Allmerica Financial  Corporation expects to announce its third quarter financial results on Tuesday, October 25, 2005 with a conference call to follow on Wednesday, October 26, 2005.

The company's estimate of gross and net losses from Hurricanes Katrina and Rita are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The company cautions investors that any such forward-looking statements are estimates which involve significant judgment and actual results could differ materially. Investors should consider the risks and uncertainties in our business that may affect such estimates and future performance, including the difficulties in arriving at such estimates noted above and that are otherwise discussed in readily available documents, including the Company's annual report and other documents filed by Allmerica with the Securities and Exchange Commission and which are also available at www.allmerica.com under "Investor Relations".

Allmerica Financial Corporation is the holding company for a group of insurance companies headquartered in Worcester, Massachusetts.




CONTACTS:             Investors:                         Media:
                      Sujata Mutalik                     Michael F. Buckley
                      (508) 855-3457                     (508) 855-3099
                      smutalik@allmerica.com             mibuckley@allmerica.com


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